CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A of Fidelity Court Street Trust: Spartan Municipal Income Fund, of our report dated January 11, 1999 on the financial statements and financial highlights included in the November 30, 1998 Annual Report to Shareholders of Spartan Municipal Income Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

        /s/PricewaterhouseCoopers LLP
        PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 1999